CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                DE ORO MINES INC.

The Undersigned, constituting the President and Secretary of De Oro Mines Inc., hereby certify that pursuant to the provisions of NRS 78.385 the following action was taken:

     1. That the Board of Directors of said corporation by unanimous consent dated October 22, 1998, adopted a resolution to amend Article I of the Articles of Incorporation to read as follows: "The name of the Corporation shall be:
Saf-T-Hammer  Corporation."

     2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was 1,864,028; that the said change(s) and amendment has been consented to and approved by a majority vote for the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     Dated  this  22  day  of  October  1998.

                              /s/  Mitchell  A.  Saltz
                              -------------------------------
                              Mitchell  A.  Saltz,  President


Attest:

/s/  Theodore  Saltz
---------------------------
Theodore  Saltz,  Secretary

State  of  Arizona     )
               )  ss
County  of  Maricopa     )

     On the 22 day of October 1998, personally appeared before me, a Notary Public, Mitchell A. Saltz, who executed the foregoing Certificate of Amendment to the Articles of Incorporation of De Oro Mines, Inc.

                              /s/  Steve  Backstrom
                              ---------------------------------
                              Notary  Public